Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of
Directors UDR, Inc.
We hereby consent to the incorporation of our report dated September 19, 2008, with respect to the statement of revenues and certain expenses for the year ended December 31, 2007 of One Island Square, appearing in the Form 8-K dated September 22, 2008 of UDR, Inc., in registration statement #333-131278 on Form S-3 filed with the Securities and Exchange Commission.
Ehrhardt Keefe Steiner & Hottman PC
Denver, Colorado
September 19, 2008